Exhibit 1(a)
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the “Amendment”) is made as of June 9, 2009 between CRAFTMADE INTERNATIONAL, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., as successor to HARRIS TRUST AND SAVINGS BANK (the “Rights Agent”).
     WHEREAS, the Company and Harris Trust and Savings Bank entered into a Rights Agreement dated as of June 23, 1999 (the “Rights Agreement”), relating to the Rights; and
     WHEREAS, on June 23, 1999, the Board of Directors of the Company authorized and declared, effective June 23, 1999, a dividend distribution of one Right (as hereinafter defined) for each share of Common Stock (as defined in the Rights Agreement) of the Company outstanding at the close of business on July 19, 1999, and has authorized the issuance of one Right for each share of Common Stock of the Company issued between the Record Date (as defined in the Rights Agreement) (whether originally issued or delivered from the Company’s treasury) and the Distribution Date (as defined in the Rights Agreement), each Right initially representing the right to purchase one one-thousandth of a share of Series A Preferred Stock of the Company having the rights, powers and preferences set forth in the form of Certificate of Designation, Preferences and Rights attached to the Rights Agreement, upon the terms and subject to the conditions set forth in the Rights Agreement (the “Rights”); and
     WHEREAS, Section 27 of the Rights Agreement provides, that for so long as the Rights are redeemable, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of Common Stock or Rights Certificates (as defined in the Rights Agreement); provided, however, that the Company may only amend the Rights Agreement to extend the Final Expiration Date (as defined in the Rights Agreement) prior to the Stock Acquisition Date (as defined in the Rights Agreement) or announcement of a tender offer or exchange that would result in a person being the beneficial owner of greater than 15% of the Company’s Common Stock; and
     WHEREAS, neither the Distribution Date, the Stock Acquisition Date or such a commencement of a tender offer or exchange has occurred; and
     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to extend the Final Expiration Date of the Rights to June 23, 2014 and delete the definition of “Exempt Person”;
     WHEREAS, ComputerShare Investor Services, LLC has succeeded to the rights and obligations of Harris Trust and Savings Bank under the Rights Agreement and the Company desires to amend the Rights Agreement to reflect the successor Rights Agent; and
     WHEREAS, pursuant to Section 27 of the Rights Agreement, on June 9, 2009, the Board of Directors of the Company approved an amendment to the Rights Agreement effective June 9, 2009;
     NOW THEREFORE, in consideration of the premises and the agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:
     Section 1. Definition of Acquiring Person. Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:
     “(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (iv) any Person who becomes an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, unless and until such Person shall purchase or otherwise become (as a result of actions taken by such Person or its Affiliates or Associates) the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock. Notwithstanding the foregoing, if (i) the Board of Directors of the Company determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an Acquiring Person, or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, and (ii) within ten Business Days of being requested by the Company to advise it regarding the same, such Person certifies to the Company that such Person acquired shares of Common Stock in excess of 14.99% inadvertently or without knowledge of the terms of the Rights and who, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock and within ten Business Days of being requested by the Company to do so disposes of the portion of such Common Stock in excess of 14.99%, then such Person shall not be deemed to be or to have become an Acquiring Person for any purposes of this Agreement; provided, however, that if the Person requested to so certify fails to do so within ten Business Days of the Company’s request or such Person fails to dispose of such Common Stock in excess of 14.99% within ten Business Days of the Company’s request, then such Person shall become an Acquiring Person immediately after such ten Business Day period.”
     Section 2. Definition of Exempt Person. Section 1(s) of the Rights Agreement is hereby amended in its entirety to read as follows:
     “(s) Intentionally Omitted.”
     Section 3. Extension of Final Expiration Date. Section 1(u) of the Rights Agreement is hereby amended in its entirety to read as follows:
     “(u) “Final Expiration Date” shall mean the Close of Business on June 23, 2014.”
     Section 4. Appointment of Agent. Section 2 of the Rights Agreement is hereby amended to add the following to the end of the second sentence thereof:
     “, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agent.”
     Section 5. Change of Rights Agent. The first sentence of Section 21 of the Rights Agreement is hereby amended in its entirety to read as follows:
     “The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) calendar days’ notice in writing mailed to the Company, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail. In the event the transfer agency relationship in effect between the Company and the Rights Agent (or an affiliate of the Rights Agent) terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

     Section 6. Successor Rights Agent. The Company hereby appoints Computershare Trust Company, N.A. as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement. Computershare Trust Company, N.A. hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement. From and after the effective date hereof, each and every reference in the Rights Agreement to a “Rights Agent” shall be deemed to be a reference to Computershare Trust Company, N.A.
     Section 7. Notice Provision. Section 26 of the Rights Agreement is hereby amended to provide that notices or demands shall be addressed as follows (until another address is filed):

If to the Company:	Craftmade International, Inc. 650 South Royal Lane, Suite 100 Coppell, Texas 75019 Attention: Chief Executive Officer Telecopier: (972) 304-3754

If to the Rights Agent:	Computershare Trust Company, N.A. 2 North LaSalle Street Chicago, Illinois 60602 Attention: Client Services
     Section 8. Force Majeure. The Rights Agreement is hereby amended to insert a new Section 35, as follows:
     “Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”
     Section 9. No Further Amendment. Except as expressly amended by this Amendment, the Rights Agreement shall remain in full force and effect as the same was in effect immediately prior to the date of this Amendment.
     Section 10. Governing Law. This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
     Section 11. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CRAFTMADE INTERNATIONAL, INC.

Attest:

By:	J. Marcus Scrudder		By:	/s/ C. Brett Burford

	Name:	J. Marcus Scrudder		Name:	C. Brett Burford
	Title:	Chief Executive Officer		Title:	Chief Financial Officer and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

Attest:

By:	/s/ Jeff Seiders		By:	/s/ Dennis V. Moccia

	Name:	Jeff Seiders		Name:	Dennis V. Moccia
	Title:	Relationship Manager		Title:	Manager, Contract Administration